Megola Inc. and MSE Enviro-Tech Corp. Sign Definitive Marketing and Distributorship Agreement with Janus Products Corp. for Titan 21 Fire Blankets

CORUNNA, ONTARIO - November 29, 2007 - Megola Inc. (Other OTC:MGOA.PK - News) and MSE Enviro-Tech Corp. (Other OTC:MEVT.PK - News and Frankfurt: MEH.F - News), are pleased to announce the signing of a definitive marketing and distribution agreement with Janus Products Corp. (Janus) for distribution and sales of the Titan 21 Fire Blanket for the residential markets within Canada and the United States.

Highlights of the Agreement:

For the initial five year term of the Agreement, Janus agrees to purchase the Titan 21 Fire Blankets through both Megola Inc. and MSE Enviro-Tech Corp., and also pay a quarterly royalty on all Janus’ sales of the product. Renewal of the Agreement will automatically occur in the event that Janus meets the following minimum product sales conditions:

k)	At least 250,000 units in the first 12 consecutive months

l)	At least 750,000 units cumulatively within the first 24 consecutive months

m)	At least 1,250,000 units cumulatively within the first 36 consecutive months

n)	At least 1,750,000 units cumulatively within the first 48 consecutive months

o)	At least 2,500,000 units cumulatively within the first 60 consecutive months

Renewal of the Agreement shall occur in 12 month increments, and be conditional on minimum sales of 500,000 units in the previous 12 month period.

Upon signing, MSE Enviro-Tech Corp. President and CEO, Michael Robinson commented, “We look forward to working closely with Megola Inc. and Janus Products Corp. to support the market development by Janus for the Titan 21 Fire Blanket through this comprehensive Distribution and Sales Agreement. Janus Products Corp.’s endorsement of Titan 21 for an aggressive marketing program was a major factor in selecting Janus to develop the market potential for this tremendous product.”

“This Agreement provides a strong foundation for Megola and MSE Enviro-Tech as we continue to work towards bringing all Hartindo product lines to market. It is a pleasure to have MSE Enviro-Tech Corp., and now, Janus Products Corp., share in our commitments here at Megola. By working in collaboration, the efforts and costs associated with introducing Hartindo are shared and help to expedite our goal of bringing these great products to households and industries throughout North America,” states Joel Gardner, CEO of Megola Inc.

The Titan 21 Fire Blanket

The Titan 21 Fire Blanket is made from 100% cotton fabric that has been treated with Hartindo AF21 Fire Inhibitor. It is non-irritating and non-toxic and is resistant to bacterial and fungal contamination.

The Titan 21 Fire Blanket will not burn or be penetrated by fire, acting as a wall of protection. The Titan 21 Fire Blanket can protect the body from fire and can also be used to blanket and extinguish the fire source. Thus, the Titan 21 Fire Blanket is ideal for residential use as it can be used as a protective blanket for family members and pets to escape fires and as a first response tool in areas where a fire risk exists, such as kitchens, garages, fireplaces, vehicles, home workshops, etc.

Titan 21 Fire Blanket Certification

A recent test was conducted in accordance with NFPA 701 (2004 Edition), Standard Methods of Fire Tests for Flame Propagation of Textiles and Films, at CTT Group facilities in Saint-Hyacinthe, Quebec. The 100% cotton Titan 21 Fire Blanket successfully passed the test with impressive results. (http://biz.yahoo.com/iw/071119/0330613.html)

The Titan 21 Fire Blanket was submitted for testing to NFPA 2112 (2007 Edition), Standard on Flame-Resistant Garments for Industrial Personnel Against Flash Fire, at CTT Group Facilities. The Titan 21 Fire Blanket passed all fabric requirements and was shown to have Thermal Protective Performance ratings of 25.7 (spaced) and 19.3 (contact).

The Titan 21 Fire Blanket has also met International Standard BS476 part 6 & part 7: (Class 0) (LPC BRE UK, SIRIM Malaysia and BOMBA Malaysia)

About Janus Products Corp.

Janus Products Corp. - The Power of Innovation for Better Living - specializes in the marketing of innovative products that contribute to health, personal safety and the environment while improving our everyday lives. Janus Products Corp also recognizes that consumers will benefit through their innovative product lines to which Janus will be dedicated in providing access to these products through their online portal, area distributors and select retail chains.

For more info on Janus Products Corp., please visit www.janusproductscorp.com

For more info on Megola Inc., please visit www.megola.com

For more info on MSE Enviro-tech Corp., please visit www.mseenviro-tech.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com
http://www.megola.com

MSE Enviro-Tech Corp.
Michael S. Robinson
President & CEO
615.478.2322 (Cell)
615.373.0472 (Fax)
615.376.5601 (Office)
mswrobinson@bellsouth.net
http://www.mseenviro-tech.com